Exhibit 99.1

Contact:

Harry S. Smith, President & CEO	M. Shane Bell, EVP & CFO
(540) 465-9121	(540) 465-9121
hsmith@therespowerinone.com	sbell@therespowerinone.com

News Release
July 13, 2009

First Bank Acquires StellarOne Bank Branch Office

Strasburg, Virginia (July 13, 2009) – Harry Smith, President and Chief Executive Officer of First National Corporation (OTCBB: FXNC), parent of First Bank, announced today that First Bank has signed a definitive agreement with StellarOne Bank to acquire the Woodstock branch office located at 300 West Reservoir Road, Woodstock, Virginia.

First Bank will acquire approximately $15 million in deposits, real estate and select business property. The acquisition, subject to regulatory approval and satisfaction of certain other standard conditions, is anticipated to be consummated during the fourth quarter of 2009. The acquisition is expected to be slightly dilutive to 2010 earnings per share (“EPS”) and accretive to 2011 EPS. First Bank will evaluate the effectiveness of the acquired branch and two existing offices in meeting customer needs within the Woodstock market.

Smith stated, “We are excited about the opportunity to further expand our franchise in Shenandoah County and bring these customers into the First Bank family. This acquisition will increase our deposit market share in Woodstock while strengthening our lead position in Shenandoah County. While it is expected that the acquisition will create slight earnings dilution for the first year, the acquisition is aligned with our strategic plan that includes profitable growth and the creation of efficiencies through economies of scale.”

First National Corporation, headquartered in Strasburg, Virginia, is the financial holding company of First Bank. First Bank currently offers loan, deposit, trust and investment products and services from 11 branch offices in the northern Shenandoah Valley region of Virginia, including Shenandoah County, Warren County, Frederick County and the City of Winchester.  First Bank also owns First Bank Financial Services, Inc., which invests in partnerships that provide investment services and title insurance.

The Company notes to investors that past results of operations do not necessarily indicate future results. Certain factors that affect the Company’s operations and business environment are subject to uncertainties that could in turn affect future results. These factors are identified in the Annual Report on Form 10-K for the year ended December 31, 2008, which can be accessed from the Company’s website at www.therespowerinone.com, as filed with the Securities and Exchange Commission.